CARILLON INVESTMENT TRUST
                           AMENDMENT
                         TO AGREEMENTS
                             WITH
                 FIRST WISCONSIN TRUST COMPANY
             (NOW KNOWN AS FIRSTAR TRUST COMPANY)

RECITALS:

     1. Carillon Investment Trust previously entered into the following agreements ("Agreements") with First Wisconsin Trust
Company: Custodian Agreement, dated January 2, 1990; Portfolio Accounting Agreement, dated January 2, 1990; and Transfer Agency Agreement, dated January 2, 1990.

     2. The Agreements are still in full force and effect.
However, on or about September 14, 1992, First Wisconsin Trust
Company changed its corporate name to Firstar Trust Company.

     3. The staff of the Midwest Regional Office of the United States Securities and Exchange Commission has requested that the aforementioned Agreements be revised to reflect that First Wisconsin Trust Company changed its corporate name to Firstar Trust Company.

     NOW, THEREFORE, the aforementioned Agreements are hereby amended as follows:

     1. All references in the Agreements to First Wisconsin Trust
Company are changed to Firstar Trust Company.

2. In all other respects, the Agreements shall remain unchanged.

     IN WITNESS WHEREOF, Carillon Investment Trust and Firstar
Trust Company have executed this agreement as of March 8, 1996.

Carillon Investment Trust          Firstar Trust Company

By: /s/ John  F. Labmeier         By:  /s/ Michael R. McVoy
       John F. Labmeier                   Michael R. McVoy
            Name                               Name

       VP & Secretary                      Vice President
           Title                              Title

                PORTFOLIO ACCOUNTING AGREEMENT

THIS AGREEMENT is entered into as of the 2nd day of January, 1990 by and between CARILLON INVESTMENT TRUST ("the Fund"), doing business at 1876 Waycross Road, Cincinnati, Ohio 45240, and FIRST WISCONSIN TRUST COMPANY ("FWTC"), a corporation with its principal place of business at 615 East Michigan Street, Third Floor, Milwaukee, Wisconsin 53202, pursuant to which FWTC shall provide the Fund with certain services upon the terms and conditions herein set forth:

1. DESCRIPTION OF SERVICES

FWTC shall perform for the Fund, during the term of this agreement, the services mutually agreed to in writing from time to time for the general terms and conditions set forth herein.

2. FEES AND PAYMENTS

The Fund agrees to pay FWTC on a monthly basis, the charges heretofore agreed upon in Schedule A within thirty (30) days after the end of each month.

3. TERM

This Agreement shall remain in full force and effect for a period of 3 years after the close of business on the date hereof unless terminated in accordance with Section 17 hereof.

4. OWNERSHIP OF PROGRAMS

It is understood and agreed that the data processing systems, programs and software together with the specifications and documentation thereof, if provided by FWTC shall be and remain under the sole control of FWTC, and the Fund shall acquire no interest therein, unless specifically otherwise provided herein.

5. SYSTEMS MAINTENANCE AND ENHANCEMENT

For the purpose of this Agreement, a "systems enhancement" is defined as any systems change that requires any programming logic change to the system, and "systems maintenance" is any programming change that does not require a logic change to the system. FWTC agrees that system maintenance is a responsibility of FWTC and will be carried out at no additional charge to the Fund. Any systems enhancement requested by the Fund in writing may be charged to the Fund by FWTC on a time and materials basis for the level of effort required by FWTC to comply with the request. These charges will be notified to the Fund in writing prior to the implementation of the changes. FWTC and the Fund agree that any system changes, maintenance or enhancements, either requested by the Fund or developed at FWTC's initiative, will be installed as soon as reasonably practicable taking into consideration the needs of the Fund.

6. RESPONSIBILITY FOR OTHER ITEMS

Output and Reports generated by FWTC will be provided to the Fund as mutually agreed upon in writing from time to time. Reports and output will be sent to the Fund by facsimile, data transmission, other couriers, or U.S. Mail, as requested by the Fund. The Fund will pay for all reasonable postage, telex, and telephone charges or other charges associated with these data communications. These charges will be billed to the Fund under an itemized advice basis. The Fund will also pay for any special forms exclusive of those required for the output and reports generated by FWTC as described above.

7. AUDIT AND EXAMINATIONS

The officers, directors/trustees, auditors and representatives of the Fund and/or any other non-governmental or governmental agency exercising a regulatory function for the Fund's operation may inspect the Fund's records at FWTC or any lessor, licensor or owner of equipment or software used by FWTC hereinafter referred to as its "designee" at any time. Representatives of the Fund's internal audit staff may be on the premises of FWTC or its designee's facilities at any time during the operation of the Fund's work in process at FWTC. The Fund shall provide FWTC in writing with a list of authorized internal audit personnel, and the name of the auditor which the Fund wishes to be admitted by FWTC or its designees to its facilities for the Fund's business purpose. FWTC shall comply with all reasonable requests from the chairman of the directors'/trustees' audit and examining committee or a duly appointed Director/Trustee acting in a similar capacity and reasonable requests from supervisory agencies to provide data and information requested. Any such requests for information contained in the Fund's files and in FWTC's or its designee's possession will be honored and the information made available to the requesting supervisory agency or external auditors upon presentation of proper identification. The fees described in Schedule A contemplate an annual audit and moderate level of additional audit and examination activity. FWTC will notify the Fund in writing in advance if a proposed audit or examination activity is outside of the scope of the activity contemplated in the agreed fees. The Fund and FWTC will negotiate a mutually agreeable fee arrangement.

8. OWNERSHIP OF RECORDS

All records prepared or maintained by FWTC on behalf of the Fund remain the property of the Fund, and will be surrendered promptly to the Fund upon written request by an authorized officer of the Fund.

9. PRESERVATION OF RECORDS

All records prepared or maintained by FWTC on behalf of the Fund will be preserved by FWTC for a period of two (2) years.

10. CONFIDENTIALITY

FWTC shall handle in confidence all information relating to the Fund's business or affairs and the business of any of the Fund's customers which is received by FWTC during the course of rendering any service hereunder.

11. DATA TO BE SUPPLIED BY THE FUND

The Fund or its agent, which may be FWTC, shall furnish to FWTC the data necessary to perform the services described herein at such times and in such form as mutually agreed to.

12. THE FUND'S RESPONSIBILITIES

The Fund will notify FWTC of any balancing or control error caused by FWTC within three (3) business days after receipt of any reports rendered by FWTC to the Fund, or within three
(3) business days after discovery of any error or omission not covered in the balancing and control procedure, or within three (3) business days of receiving notice from any shareholder.

13. COMMUNICATIONS TO FWTC BY FUND

Communications to FWTC by the Fund shall be transmitted orally or by written communications in accordance with Schedule B, however all oral instructions shall be sent to FWTC in written form within three days after the oral communication is received.

14. INDEMNIFICATION OF FWTC

The Fund shall indemnify and hold FWTC harmless from any loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any of the following causes:

(a) Any claim, demand, action or suit in connection with the performance of FWTC's duties under this Agreement, or as a result of acting upon any instruction reasonably believed by it to be an Instruction authorized in Schedule B; provided that this indemnification shall not apply to actions or omissions of FWTC in cases of its own negligence, bad faith or willful misconduct or reckless disregard of its duties or that of its employees, designees or agents or to any claim, demand, action or arising out of its failure to comply with the terms of this Agreement.

(b) In order that the indemnification under this Section 14 be available in any case which the Fund may be asked to indemnify or save FWTC harmless, FWTC shall fully and promptly advise the Fund of all pertinent facts and FWTC shall use all reasonable care to notify the Fund promptly concerning any situation presenting or appearing likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FWTC against any claim that may be the subject of this indemnification, and if the Fund so elects it will notify FWTC, and thereupon the Fund shall take over complete defense of the claim and FWTC shall incur no further legal or other expenses for which it shall seek indemnification under this Section. FWTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FWTC except with the Fund's prior written consent.

15. INDEMNIFICATION OF THE FUND

(a) FWTC shall indemnify and hold the Fund harmless from all loss, costs, damage and expense, including reasonable expenses for accountants and counsel, incurred by the Fund as a result of any claim, demand, action or suit arising out of FWTC's failure or that of its agents or employees, to comply with the terms of this Agreement or which arise of FWTC's negligence, bad faith or willful misconduct, provided that this indemnification shall not apply to actions or omissions of the Fund in case of its own negligence, bad faith or willful misconduct or that of its employees or agents, or to any claim, demand, action or suit arising out of its failure to comply with the terms of this Agreement.

(b) In order that indemnification under this Section 15 be available in any case in which FWTC may be asked to indemnify or save the Fund harmless, the Fund shall fully and promptly advise FWTC of all pertinent facts concerning the situation and the Fund shall use all reasonable care to notify FWTC concerning any situation presenting or appearing likely to present the probability of such a claim for indemnification against FWTC. FWTC shall have the option to defend the Fund against any claim that may be the subject of this indemnification, and if FWTC so elects it will so notify the Fund, and thereupon FWTC shall take over complete defense of the claim, and the Fund shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this Section. The Fund shall in no case confess any claim or make any compromise in any case in which FWTC will be asked to indemnify the Fund except with FWTC's prior written consent.

(c) However, notwithstanding anything contained herein, FWTC retains the right to reprocess and correct administrative errors at its own expense.

16. FURTHER ACTIONS

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

17. AMENDMENT AND TERMINATION

(a) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally. Only an instrument in writing making specific reference to this Agreement and signed by the party against which enforcement of the change, waiver, discharge or termination is sought shall be effective to amend or modify this Agreement.

(b) This Agreement may be terminated by either party on 60 days prior written notice, unless there occurs a breach of any provision of this Agreement in which case the aggrieved party may terminate by five (5) days written notice. Upon the termination hereof, the Fund shall pay FWTC such compensation as may be due to FWTC as of the date of such termination, and shall likewise reimburse FWTC for any costs, expenses and disbursements reasonably incurred by FWTC in connection with the service hereunder, including costs, expenses and disbursements incurred by FWTC in connection with the termination of its services hereunder and transfer of records. FWTC shall cooperate in the transfer of its duties and responsibilities, including provision of assistance from FWTC personnel in the establishment of books, records and other data by any successor, and to assist the transfer to another electronic data processing system.

(c) In connection with the operation of this Agreement, FWTC and the Fund may agree from time to time on provisions interpretive of or in addition to the provisions of this Agreement. Any such interpretive or additional provision shall be in writing signed by both parties and shall be annexed hereto.

(d) In the event of termination of this Agreement, all files, records, data and similar items shall remain the property of the Fund and shall be delivered to the Fund in readable form, together with a complete set of all the normal computer printed reports for the last day of operation. FWTC agrees to permit the Fund and its representatives to take immediate possession of all the Fund's property held by FWTC within twenty-four (24) hours after the termination date of this Agreement. Upon termination for any reason except if a breach by either party has occurred, the Fund shall have the option to continue to utilize FWTC's services for all or any part of an additional one hundred eighty (180) day period, using all or part of FWTC's services at prevailing rates and on a per diem basis. This provision is intended to assist the Fund in transferring its work to another facility. If such termination is due to a fee increase by FWTC that is unacceptable to the Fund, FWTC's fee may be increased by a surcharge not to exceed 6% during the above-referenced 180-day period.

18. ASSIGNMENT

Neither this Agreement, nor any rights or obligations under this Agreement shall be assigned or otherwise transferred by either party without the prior written consent of the other party.

19. PUBLICITY

Neither party shall use the name of the other in publicity releases or advertising or similar activities except to the extent required by law or regulation without securing the prior written approval of the other. Authority is hereby granted to naming of FWTC in any required registration statement or other document the Fund is required by law to file with any governing authority.

20. CHANGES IN EQUIPMENT, SYSTEMS, SERVICES, ETC.

FWTC reserves the right to make changes from time to time, as it deems advisable, in its services, systems, programs, rules, operating schedules and equipment so long as such changes do not adversely affect the Fund's service hereunder and after having received the consent of the Fund which consent will not be unreasonably withheld.

21. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Neither FWTC nor the Fund will utilize the computer services provided hereunder for classified information of any government or for any purpose or in any manner contrary to the laws, rules and regulations of any federal or state government or agency thereof having jurisdiction over FWTC or the Fund.

22. FORCE MAJEURE

FWTC shall not be liable for loss of date occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply. In the event of electro-mechanical breakdown beyond its control, FWTC shall take all practicable steps to minimize service interruptions for any period that such interruption continues for reasons beyond FWTC's control. FWTC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown which will be at the expense of FWTC. Notwithstanding the foregoing FWTC agrees that it shall at all times have reasonable contingency plans with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. FWTC shall further use reasonable care to minimize the likelihood of damage, loss of data (including data stored in magnetic files), delays or errors resulting from circumstances beyond its control. Should such damage, loss of date, delays or error occur, FWTC shall take all practicable steps to mitigate the effects of such occurrence, such steps to include replacement of any lost data and/or correction of any errors. The costs and expenses of minimizing service interruptions and of mitigating the effects of such occurrences shall be borne by FWTC. Representatives of the Fund shall be entitled to inspect FWTC's premises and operating capabilities at any time during the regular business hours of FWTC upon reasonable notice to FWTC.

23. NO JOINT VENTURE OR PARTNERSHIP

Nothing herein contained in this Agreement shall be construed to imply that a joint venture or partnership is created by and between the parties hereto.

24. NO-AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FWTC or the Fund to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of, any other party to this Agreement.


25. NOTICES

Any notice required to be delivered under this Agreement shall be delivered in person or by mail to:

(a) FWTC:   First Wisconsin Trust Company
            Mutual Fund Services
            P.O. Box 701
            Milwaukee, Wisconsin 53201-0701
            (Delivery Address:
            615 East Michigan Street
            Third Floor
            Milwaukee, Wisconsin 53202)
            Attn: James D. Hintz

(b) Fund:   Carillon Investment Trust
            P. O. Box 5304
            Cincinnati, Ohio 45201
            (Delivery Address:
            1876 Waycross Road
            Cincinnati, Ohio 45240)
            Attn: Elizabeth G. Monsell

Or to such address as either party may give written notice of to the other party.

26. BINDING EFFECT

This Agreement shall be binding upon the parties hereto, their respective successors and assignees.

27. SCOPE OF AGREEMENT

This Agreement is intended by the parties to be a complete and inclusive statement of the entire Agreement relating to the subject matter hereof between FWTC and the Fund. As such, it supersedes all proposals, statements or representations, whether such were written or oral, and all other communications between the parties relating to the subject matter hereof. Except as otherwise provided herein, no modification of this Agreement shall be effective until reduced to writing and executed by both parties.

28. LIMITATION OF LIABILITY OF TRUSTEES

The Declaration of Trust dated December 8, 1986 establishing Carillon Investment Trust, a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that Carillon Investment Trust refers to Trustees under the Declaration as Trustees, but not personally, and the obligations of the Fund do not constitute personal obligations of the Trustees, officers or shareholders. You should look solely to the assets of the Fund for satisfaction of any liability of the Fund in respect thereof and may not seek recourse against such Trustees, officers, shareholders or any of them or any of their personal assets for such satisfaction.

29. SEVERABILITY

If any part, term or provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby.

30. APPLICABLE LAW
     This Agreement shall be governed by the laws of the State of Wisconsin.

Signed by:

CARILLON INVESTMENT TRUST        FIRST WISCONSIN TRUST COMPANY
  /s/ John F. Labmeier              /s/ James D. Hintz
Signature                        Signature
Title: Vice President and        Title: Vice President
       Asst. Sect.
                               ATTEST:  /s/ Andrea Lydolph
                                        Assist. Secretary

                      Schedule A
           FIRST WISCONSIN TRUST COMPANY
              MUTUAL FUND SERVICES
           FUND VALUATION AND ACCOUNTING
              ANNUAL FEE SCHEDULE

CARILLON INVESTMENT TRUST

- Annual fee per fund based on market value of assets:

  $20,000 for first $40,000,000
  1/100 of 1% (l Basis Points) on the next $100,000,000
  5/1000 of 1% (One-half Basis Point) on the next $200,000,000

- Out-of-Pocket Expenses

- Fees are billed monthly



CARILLON CASH RESERVES

- Annual fee per fund based on market value of assets:

  $20,000 for first $40,000,000
  5/1000 of 170 (One-half Basis Point) on the next $200,000,000

- Out-of-Pocket Expenses

- Fees are billed monthly



ON-LINE DIAL UP ACCESS
- $300.00 per month plus connect time

                        Schedule B

                   CARILLON CAPITAL FUND

       INDIVIDUALS AUTHORIZED TO TRANSACT ACTIVITY

                                           Fund's Authorized
Type of Communication  Oral/Written        Representative
---------------------  ------------   ---------------------------
Daily Expense Accruals  Written       Betsey Monsell, Controller
                                      John Labmeier, Vice President
                                      Michael A. Conway, President
Portfolio trade         Oral,         Arvind Sachdeva
information            confirmed      Deborah Kimery
                       in writing     Helga Schwab
                       or             George Clucas
                       written        David Rosenthal

Expense check          Oral,          Betsey Monsell, Controller
requisition            followed by    John F. Labmeier, Vice President
                       written        Michael Conway, President
                       confirmation
                       or written


E. Monsell
12/18/89